Exhibit 99.1

Eastman Chemical Company Announces Cash Tender Offer for up to $400 Million in Aggregate Principal Amount of Certain Outstanding Debt Securities

KINGSPORT, Tenn., October 31, 2016 — Eastman Chemical Company (NYSE:EMN) today announced that it has commenced a tender offer (the “Tender Offer”) to purchase for cash, subject to each Tender Cap specified in the table below, up to $400,000,000 combined aggregate principal amount (the “Maximum Tender Amount”) of the specified series of its outstanding debt securities listed in the table below (collectively, the “Notes”). A comprehensive description of the terms of the Tender Offer is included in Eastman’s Offer to Purchase, dated October 31, 2016 (the “Offer to Purchase”). The amounts of each series of Notes that are purchased will be determined in accordance with the acceptance priority levels specified in the table below and on the cover page of the Offer to Purchase in the column entitled “Acceptance Priority Level” (the “Acceptance Priority Level”), with 1 being the highest Acceptance Priority Level.

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Cap(1)	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page(2)	Early Tender Premium (per $1,000 principal amount)	Fixed Spread (basis points)
7 5⁄8% Debentures due 2024	277432 AC4	$53,901,000	$10,000,000	1	1.5% due 08/15/26	PX1	$30	+90
7.60% Debentures due 2027	277432 AD2	$223,396,000	$50,000,000	2	1.5% due 08/15/26	PX1	$30	+110
7 1⁄4% Debentures due 2024	277432 AB6	$244,421,000	$50,000,000	3	1.5% due 08/15/26	PX1	$30	+85
4.5% Notes due 2021	277432 AK6	$250,000,000	$50,000,000	4	1.25% due 10/31/21	PX1	$30	+80
3.6% Notes due 2022	277432 AN0	$900,000,000	$150,000,000	5	1.25% due 10/31/21	PX1	$30	+100
3.80% Notes due 2025	277432 AR1	$800,000,000	$100,000,000	6	1.5% due 08/15/26	PX1	$30	+115

(1) The Tender Cap for each series represents the maximum aggregate principal amount of Notes of such series that will be purchased in the Tender Offer.

(2) The applicable page on Bloomberg from which the Dealer Manager for the Tender Offer will quote the bid-side prices of the applicable U.S. Treasury Security at the Tender Offer Price Determination Date.

The Tender Offer is being made upon, and is subject to, the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal. The Tender Offer will expire at midnight, New York City time, at the end of the day on November 29, 2016, unless extended or earlier terminated by Eastman (the “Expiration Date”). Tenders of Notes may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on November 14, 2016, but may not be withdrawn thereafter except in certain limited circumstances where additional withdrawal rights are required by law.

The consideration paid in the Tender Offer for Notes that are validly tendered and accepted for purchase will be determined in accordance with standard market practice as described in the Offer to Purchase by reference to the applicable fixed spread specified in the table above over the yield to maturity of the applicable U.S. Treasury Security specified in the table above and in the Offer to Purchase (the “Total Consideration”). Holders of Notes that are validly tendered and not withdrawn at or prior to 5:00 p.m., New York City time, on November 14, 2016 (the “Early Tender Date”) and accepted for purchase will receive the applicable Total Consideration per $1,000 principal amount of such Notes, which includes an early tender premium of $30 per $1,000 principal amount of the Notes (the “Early Tender Premium”). Holders of Notes that are validly tendered following the Early Tender Date and on or prior to the Expiration Date and are accepted for purchase will only receive the applicable “Tender Offer Consideration” per $1,000 principal amount of such Notes, which is equal to the applicable Total Consideration minus the Early Tender Premium. The Total Consideration will be determined at 2:00 p.m., New York City time, on November 15, 2016 unless extended by Eastman (the “Tender Offer Price Determination Date”).

Payment for Notes purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the applicable settlement date for such Notes accepted for purchase. The settlement date for Notes that are validly tendered on or prior to the Early Tender Date and accepted for purchase is expected to be November 21, 2016, four business days following the Tender Offer Price Determination Date (the “Early Settlement Date”). The settlement date for the Notes that are tendered following the Early Tender Date but on or prior to the Expiration Date and accepted for purchase is expected to be November 30, 2016, one business day following the Expiration Date (the “Final Settlement Date”), assuming the Maximum Tender Amount is not purchased on the Early Settlement Date and subject to the Tender Caps.

Subject to the Tender Caps set forth in the table above and the Maximum Tender Amount, all Notes validly tendered and not validly withdrawn on or before the Early Tender Date having a higher Acceptance Priority Level (with 1 being the highest) will be accepted before any tendered Notes having a lower Acceptance Priority Level, and all Notes validly tendered after the Early Tender Date having a higher Acceptance Priority Level will be accepted before any Notes tendered after the Early Tender Date having a lower Acceptance Priority Level. However, even if the Tender Offer is not fully subscribed as of the Early Tender Date, subject to the Tender Caps and the Maximum Tender Amount, Notes validly tendered and not validly withdrawn on or before the Early Tender Date will be accepted for purchase in priority to Notes tendered after the Early Tender Date even if such Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date.

Notes of a series may be subject to proration if the aggregate principal amount of the Notes of such series validly tendered and not validly withdrawn is greater than the applicable Tender Cap or would cause the Maximum Tender Amount to be exceeded. Furthermore, if the Tender Offer is fully subscribed as of the Early Tender Date, holders who validly tender Notes following the Early Tender Date will not have any of their Notes accepted for payment.

Eastman’s obligation to accept for payment and to pay for the Notes validly tendered in the Tender Offer is subject to the satisfaction or waiver of certain conditions, including Eastman completing the offering and sale of new debt securities (the “New Notes Offering”) on terms acceptable to Eastman (the “Financing Condition”). The Tender Offer does not constitute an offer to sell or a solicitation of an offer to buy any securities or other financial instruments that may be issued or otherwise incurred in connection with the New Notes Offering. Eastman reserves the right, subject to applicable law, to: (i) waive any and all conditions to the Tender Offer; (ii) extend or terminate the Tender Offer; (iii) increase or decrease the Maximum Tender Amount and/or increase, decrease or eliminate one or more of the Tender Caps; or (iv) otherwise amend the Tender Offer in any respect. Eastman is not soliciting consents from holders of securities in connection with the Tender Offer.

Eastman has retained Citigroup Global Markets Inc. to act as exclusive Dealer Manager. Global Bondholder Services Corporation is the Information Agent and Depositary. For additional information regarding the terms of the tender offer, please contact: Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect). Requests for documents and questions regarding the tendering of securities may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (for banks and brokers only), (866) 794-2200 (for all others toll-free) or +001 (212) 430-3774 (international), by email at contact@gbsc-usa.com or to the Dealer Manager at its telephone numbers. These documents regarding the tendering of securities are also available at http://www.gbsc-usa.com/Eastman/.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes nor is this announcement an offer to sell or a solicitation of an offer to purchase new debt securities. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal, which set forth the complete terms of the Tender Offer. The Tender Offer is not being made to, nor will Eastman accept tenders of Notes from, holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

None of Eastman, its board of directors, the Dealer Manager or the Information Agent and Depositary makes any recommendation to any holder of Notes in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their Notes and, if so, the principal amount of Notes to tender.

About Eastman Chemical Company

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2015 revenues of approximately $9.6 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world. For more information, visit www.eastman.com.

Forward-Looking Statements

This news release includes forward-looking statements concerning, among other things, the Tender Offer, including the terms and timing of the Tender Offer. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are detailed in the company’s filings with the Securities and Exchange Commission from time to time, including the Form 10-Q filed for the second quarter of 2016 available, and the Form 10-Q to be filed for the third quarter of 2016 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Contacts:

Media: Tracy Kilgore Addington

423-224-0498/tracy@eastman.com

Investors: Greg Riddle

212-835-1620/griddle@eastman.com